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                                                                  Exhibit 10.6.2


                The Second Amendment to the Employment Agreement


This Second Amendment dated January 24, 1997 is made between Madison River Telephone Company, LLC ("Holdings") and James D. Ogg, ("Executive") pursuant to paragraph 11 of the Employment Agreement between Holdings and Executive dated April 17, 1996 ("Employment Agreement").

1. Section 3.1 of the Employment Agreement shall be amended by adding the following paragraph 3.11:

          "Beginning May 1, 1997 and continuing until the closing of the Company's First Acquisition Closing Date, Executive shall accrue but not vest in any base salary compensation. Executive shall accrue his unvested base salary compensation at the rate of $8,333.33 per month for full months and pro-rata amount for partial months. Executive shall vest in his accrued base salary compensation on the First Acquisition Closing Date. In the event there is no first acquisition of a business in any form by the Company or the enterprise contemplated in the LOI is abandoned or terminated, Executive will not vest in his accrued base salary compensation and Holdings shall not owe any base salary compensation to Executive and the Executive shall have no claims for any base salary compensation against Holdings. Beginning after the First Acquisition Date, Holdings shall pay Executive a base salary ("Base Salary") at the annual rate of $100,000 under paragraph 3.1 above unless adjusted under paragraph 3.2."

2.   Section 7.0 is amended to reflect the new address for Executive:

          James D. Ogg

All other provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, Executive and Holdings have caused this Second Amendment to the Employment Agreement to be executed as of the date first written above.


                         Madison River Telephone Company, LLC


                         by:   J. STEPHEN VANDERWOUDE
                             ---------------------------------


                               JAMES D. OGG
                         -------------------------------------
                         Executive